CONSENT OF REGISTERED INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated April 11, 2014, on the consolidated financial statements of Ehouse Global, Inc. dba Nutraliquids (formerly Veterans in Packaging, Inc., the “Company”) for the years ended December 31, 2013 and 2012, and for the period from inception (December 14, 2010) to December 31, 2013, in the Registration Statement on Form S-1 and the reference therein as it applies to our being the Registered Independent Accountants for Ehouse Global , Inc.

LL Bradford & Company, LLC

/S/ LL Bradford & Company, LLC

Sugar Land, Texas

July 17, 2014